Exhibit 99.8 (TT)

Assignment of Participation Agreement

February 2010

Re:      Columbia Fund Participation Agreement

Dear Insurance Company:

As you may be aware, over the coming months, it is anticipated that RiverSource Investments, LLC (“RiverSource”), the asset management arm of Ameriprise Financial, Inc. (“Ameriprise”), will acquire the long-term fixed income and equity asset management business (the “LT&E Business”) of Columbia Management Advisors, LLC (“CMA”) and its related affiliates (“Columbia”), from Bank of America N.A.  For these purposes, management of Columbia Money Market Fund, Variable Series is considered to be part of the LT&E Business.

Ameriprise is a publicly-traded, diversified financial services company with interests in the asset management, financial planning, banking and insurance businesses.  In connection with this transaction, Ameriprise will acquire the Columbia brand and will operate the LT&E Business under the Columbia brand.  RiverSource and Ameriprise intend to continue using the Columbia brand to help maintain the rich heritage associated with Columbia and its LT&E Business.

We see this transaction as a positive development for Columbia, for our clients and for investors in Columbia-managed funds.  Ameriprise is a well-established company and shares our commitment to a strong investment culture and to client service excellence.  We believe that this transaction with Ameriprise provides our LT&E Business and our employees with a strong resource from which to continue to serve our clients.

This transaction is anticipated to close in the spring of 2010 (the “Closing”), and will not result in any substantive change to the terms of the Participation Agreement (“Participation Agreement”) referenced on Schedule A hereto, other than as noted below.

In connection with this transaction, CMA, the funds’ current adviser, and Columbia Management  Distributors, Inc. (“CMDI”), the funds’ current distributor, are assigning all of their rights and obligations under the Participation Agreement to RiverSource and RiverSource Fund Distributors, Inc. (“RSFD”), respectively (the “Assignments”).  Consistent with the Investment Company Act of 1940, to the extent the Participation Agreement may be deemed to be an agreement relating to a written plan adopted under Rule 12b-1, the Participation Agreement will automatically terminate upon an assignment.  Accordingly, we ask that you please indicate (i) your consent to the Assignments and (ii) to the extent the Participation Agreement is deemed to be an agreement relating to a written plan adopted under Rule 12b-1, your consent and agreement to enter into a new participation agreement on terms identical to those in your current Participation Agreement, other than the substitutions of RiverSource and RSFD for CMA and CMDI, respectively, upon the Closing, by signing below and returning this document to us no later than April 1, 2010.  In the event that we have not received your executed consent by Closing, the Participation Agreement shall terminate upon the Closing and this letter shall serve as notice of such termination.  If the Closing does not occur, the Assignments will not occur and the existing Participation Agreement will continue in full force and effect.

Please return this signed letter in the enclosed posted-paid envelope or via facsimile to Charles Giorlando at 617-790-1223.  The consent may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

If you have any questions about these changes or about this letter, please contact CMDI at 800-426-3750.  We look forward to the opportunity to continue serving you.

Sincerely,

Columbia Management Distributors, Inc.
Columbia Management Advisors, LLC

/s/Beth Brown
Managing Director

By signing below the undersigned hereby consent to the assignment(s) and agreement described in the preceding letter.

Date:	4/12/10

CONSENTED AND AGREED

INTEGRITY LIFE INSURANCE COMPANY
/s/ Kevin L. Howard
Senior Vice President and General Counsel

COLUMBIA FUNDS VARIABLE INSURANCE TRUST
/s/Michael G. Clarke
Senior Vice President and Chief Financial Officer

COLUMBIA MANAGEMENT DISTRIBUTORS, INC.
COLUMBIA MANAGEMENT ADVISORS, LLC
/s/Beth Brown
Managing Director

Schedule A

Participation Agreement

Participation Agreement dated May 1, 2009, by and among Integrity Life Insurance Company, Columbia Funds Variable Insurance Trust, Columbia Management Distributors, Inc. and Columbia Management Advisors, LLC, as amended.

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